Oportun Completes $200 Million Asset Backed Securitization

SAN CARLOS, Calif., February 13, 2024 – Oportun (Nasdaq: OPRT), a mission-driven fintech, today announced the issuance of $200 million of fixed rate asset-backed notes secured by a pool of unsecured and secured installment loans.

The offering included four classes of fixed rate notes: Class A, Class B, Class C, and Class D. KBRA rated all classes of notes, assigning ratings of AA-, A-, BBB-, and BB-, respectively. All classes of notes were placed with four institutions as the initial purchasers: Morgan Stanley, Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, and Jefferies. Morgan Stanley also served as the sole structuring agent and bookrunner. Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, and Jefferies served as co-managers.

The weighted average coupon on the transaction was 8.434%. The Class A notes were priced with a coupon of 6.334% per annum; the Class B notes were priced with a coupon of 6.546% per annum; the Class C notes were priced with a coupon of 7.421% per annum; and the Class D notes were priced with a coupon of 12.072% per annum.

“The significant demand for and pricing of this securitization reflects investor confidence in the credit quality of Oportun’s consumer loans and our business model,” said Jonathan Coblentz, Chief Financial Officer at Oportun. “The closing of this deal positions Oportun to enhance its profitability in the current environment while advancing our mission to help our hardworking members build a better future.”

For more information visit oportun.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Oportun
Oportun (Nasdaq: OPRT) is a mission-driven fintech that puts its 2.1 million members' financial goals within reach. With intelligent borrowing, savings, and budgeting capabilities, Oportun empowers members with the confidence to build a better financial future. Since inception, Oportun has provided more than $17.2 billion in responsible and affordable credit, saved its members more than $2.4 billion in interest and fees, and helped its members save an average of more than $1,800 annually. For more information, visit Oportun.com.
###

Oportun Investor Contact Dorian Hare (650) 590-4323 ir@oportun.com	Oportun Media Contact Usher Lieberman (650) 769-9414 usher.lieberman@oportun.com